Sharon D. Mitchell, Attorney at Law
SD Mitchell & Associates, PLC
57492 Onaga Trail ∙ Yucca Valley, California 92284
829 Harcourt Rd. ∙ Grosse Pointe Park, Michigan 48230
 (248) 515-6035 (Phone) (248) 751-6030 (Facsimile) sharondmac2013@gmail.com

*Admitted in Michigan

April 27, 2022

Mr. William Coleman Smith
President/Chief Executive Officer
GZ6G Technologies Corp.
Suite #105-275, 25422 Trabuco Rd.
Lake Forest, CA 92630

Re:  Form S-1/A-4 Registration Statement

Dear Mr. Smith:

I have acted as counsel to GZ6G Technologies Corp., a Nevada corporation (the “Company”) in connection with the registration by the Company with the U.S. Securities and Exchange Commission of up to 7,250,487 shares (the “shares”) of the common stock, par value $0.001 per share (“Common Stock”), of the Company offered for resale by the selling stockholders (the “Selling Stockholders”) named pursuant to a Registration Statement on Form S-1 filed by the Company with the Commission on January 25, 2022 (the “Registration Statement”)

In connection with this opinion, I have examined the corporate records of the Company, including the Company’s Certificate of Incorporation, Bylaws, and the Registration Statement and Prospectus, as well as such other documents and records as I deemed relevant in order to render this opinion.  In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such copies.

For the avoidance of doubt, the Shares consist of (i) 5,000,000 Shares to be issued pursuant to an Equity Purchase Agreement  (the “EPA”) the Company entered into with Mast Hill Fund, L.P. (“Mast Hill”), dated November 10, 2021; (ii) 560,000 shares issued pursuant to the conversion of a Promissory Note between the Company and Talos Victory Fund, LLC (“Talos”), dated December 16, 2021 (the “Note”); (iii) 560,000 Common Shares to be issued pursuant to exercise of a Common Stock Purchase Warrant  issued to Mast Hill, and pursuant to the Equity Purchase Agreement, dated November 10, 2021; 560,000 Common Shares to be issued pursuant to the exercise of a Common Stock Purchase Warrant issued to Talos, dated December 16, 2021; and 10,487, Common Shares to be issued pursuant to the exercise of a Common Stock Purchase Warrant issued to J.H. Darbie & Co., Inc. (“Darbie”) , dated November 19, 2021 (collectively, the “Purchase Warrants”); and (iv) 10,769 Shares issued to Carter Terry & Company pursuant to an Engagement Agreement entered into with the Company dated December 8, 2021.

Based upon the foregoing, I am of the opinion that (i) the 5,000,000 Shares issuable to Mast Hill, pursuant to the EPA, when issued and sold by the Company and delivered by the Company against payment therefor, in accordance with the EPA in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable; (ii) the 560,000 Shares issuable upon the terms of the Promissory Note, issuable

Mr. William Coleman Smith
President/Chief Executive Officer
GZ6G Technologies Corp.
April 27, 2022

upon conversion of the Note, when issued by the Company, in accordance with the Note, in the manner described in the Registration Statement will be validly issued, fully paid and non-assessable; (iii) the 1,130,487 Shares issuable upon exercise of the Common Stock Purchase Warrants when issued by the Company and delivered by the Company against payment therefor as provided in the Common Stock Purchase Warrants in the manner described in the Registration Statement will be validly issued, fully paid and non-assessable; and (iv) the 10,769 Shares previously issued to Carter Terry & Company pursuant to the Engagement Agreement, have been validly issued and are fully paid and nonassessable.

The Warrants that may be exercised by Mast Hill, Talos and Darbie are immediately exercisable and once exercised, the Company is obligated to issue the Shares; the Company has placed a sufficient number of common shares on reserve with the Company’s transfer agent to meet the obligations upon exercise of the Warrants, as provided for in the S-1 Registration Statement.

Based on the forgoing, and in reliance thereon, and subject to the qualification and limitations set forth below, I am of the opinion that the Company is duly organized in the State of Nevada, validly existing and in good standing as a corporation under the laws of the State of Nevada.

My opinion is expressed solely with respect to the laws of the Nevada State Corporation Law of the State of Nevada.  My opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision, or otherwise.  Where are opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date.  Our opinion expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.  Not in limitation of the foregoing, we are not rendering any opinion as to the compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

Nothing herein shall be deemed to relate to or to constitute an opinion concerning any matters not specifically set forth above.  The foregoing opinions relate only to the matters of the internal law of the State of Nevada without reference to conflict of laws and to matters of federal law, and I do not purport to express any opinion on the laws of any other jurisdiction.

I do hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to statements made therein regarding the use of my name under the heading “Interests of Named Experts and Counsel” in the Prospectus constituting a part of the Registration Statement.

With best regards,

/s/Sharon D. Mitchell
Sharon D. Mitchell